TANGIBLE PROPERTY LICENSE AGREEMENT

This Agreement is entered into by and between the University of Utah Research Foundation, a Utah non-profit corporation having a principal place of business located at 615 Arapeen Drive, Suite 310, Salt Lake City, Utah 84108 (“UURF”), the University of Utah, a body politic and corporate of the State of Utah (“University” and, together with UURF, “Utah”), and Stem Cell Assurances, Inc. (name changed to BioRestorative Therapies, Inc.), a Nevada Corporation having a principal place of business located at 555 Heritage Drive, Suite 130, Jupiter, Florida 33458  (“Licensee”).

Recitals

A.           Utah is the owner of certain Tangible Property (as later defined herein) that was made, created, and/or developed at University.

B.           Licensee desires to obtain a license to use Transferred Tangible Property (as later defined herein) for the limited purpose of internal research upon the terms and conditions hereinafter set forth.

C.           Utah has determined that such use of the Transferred Tangible Property by Licensee is in the public’s best interest and is consistent with University’s educational and research missions and goals.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1.	Definitions

1.1
“Affiliate” means any company or other business entity that, directly or indirectly, controls, or is controlled by, or is under common control by Licensee.  Solely for purposes of this definition, the term “control” means the possession of the power to direct or cause the direction of the management and policies of the entity, whether through ownership of voting securities or by contract.  Control will be presumed if an entity owns, either of record or beneficially, at least fifty percent (50%) of the voting stock of the other entity.  An entity will be deemed an Affiliate only while such ownership or control relationship continues

1.2	“Effective Date” date means August 16, 2011.

1.3
“Fair Market Value” means the cash consideration which Licensee or its Affiliate would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.4	“Licensed Field” means internal research use only NOT for further re-sale, distribution, or any other transfer to third parties.

1.5
“Term” shall mean that period between the Effective Date and the second (2nd) anniversary of the Effective Date, or termination of the Agreement pursuant to Article 6 hereof, whichever is earlier.  After the Term, Utah shall have no obligation to provide Tangible Property to Licensee, but Licensee’s license to use the Transferred Tangible Property shall continue indefinitely.

1.6
“Tangible Property” shall mean discarded adipose tissue from surgical operations and as further defined in Exhibit A,.  Tangible Property shall not include any material derived from Transferred Tangible Property.

The University of Utah
Licensee:
U#: 5155

1.7
“Transferred Tangible Property” shall mean Tangible Property provided to Licensee under the Agreement.  Transferred Tangible Property shall be provided as individual “Samples” (approximately 2”x2” tissue samples).

1.8	“Purchase Order” shall mean a document issued by Licensee to Utah indicating the number of Samples requested at the price stated in Section 3. Utah is under no obligation to accept any Purchase Order.

2.	Grant

2.1	Non-Exclusive License Grant.
Subject to any obligations of Licensor to the U.S. Government with respect to the Tangible Property, Utah hereby grants to Licensee a non-exclusive license to use the Transferred Tangible Property in the Licensed Field.

2.2	Affiliates.
Licensee may extend the license granted herein to not more than one Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee.

2.3	Ownership of Tangible Property.
Utah shall retain ownership of the Tangible Property but not of any material derived from Transferred Tangible Property.

2.4	Intellectual Property Ownership.
Licensee shall retain all intellectual property developed using the Transferred Tangible Property, including all intellectual property to materials derived from the Transferred Tangible Property, wherein such intellectual property is conceived and/or created (a) by Licensee employees, Licensee personnel, or personnel authorized by Licensee, or (b) by Dr. Amit Patel in his capacity as a member of Licensee’s Scientific Advisory Board pursuant to the Scientific Advisory Board Agreement between Licensee and Dr. Amit Patel dated June 24, 2011 (“SAB Agreement”).

Except for Dr. Amit Patel pursuant to 2.4(b), this section shall not apply to any intellectual property developed by Utah, its employees, faculty, staff, and affiliates, including, but not limited to, intellectual property conceived, developed, or created through use of Tangible Property.

Utah recognizes Dr. Amit Patel is a member of Licensee’s Scientific Advisory Board AND an employee of Utah and has certain obligations to each organization.  The foregoing notwithstanding, Licensee recognizes that Dr. Amit Patel is an employee of the University of Utah and has certain obligations regarding intellectual property conceived, reduced to practice, authored, developed, or the like, whether patentable or not, for which the University of Utah may claim ownership, pursuant to applicable University of Utah policy.  Unless otherwise indicated, nothing in this Agreement shall be construed as restricting any rights the University of Utah may have in any such intellectual property or restrict or modify any University of Utah policy or procedure.  Further, in performing his obligations for Licensee, Dr. Amit Patel shall not be an agent or employee, or under the sponsorship, auspices, or control of the University of Utah and the University of Utah does not assume any responsibility, express or implied, for the actions or omissions of Dr. Amit Patel in his performance of the obligations for Licensee.

2.5	Sublicensing; Commercial Use.
Licensee shall not have the right to enter into sublicensing agreements for the Transferred Tangible Property without the prior written consent of UURF, which consent may be withheld for any reason.  Licensee shall not sell, lease, license, distribute, or otherwise transfer the Transferred Tangible Property to any third party, including any Affiliate which is an end-user of the Transferred Tangible Property, except as specified in Section 2.2.

The University of Utah
Licensee:
U#: 5155

2.6	No Other Rights Granted.
Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology or patent rights of Utah or any other entity, other than the right to use the Transferred Tangible Property as specified herein.

2.7	No Limitations on Utah Use.
Nothing in this Agreement shall be construed to limit in any way Utah’s rights in and to the Tangible Property, by implication, estoppel or otherwise.  Without limiting the generality of the foregoing, Utah retains all rights to manufacture, have manufactured, use, practice, license or transfer Tangible Property for any purpose in Utah’s sole discretion.  Additionally, Utah retains rights to publish the general scientific findings from research conducted in whole or in part at the University related to the Tangible Property.

3.	License Fee and Sample Fee’s

In consideration of the rights granted by Utah to Licensee under this Agreement, Licensee will pay to UURF a non-refundable license issuance fee of ZERO Dollars ($0) (the “License Fee”), which amount shall be due and payable in full within ten (10) days after the Effective Date.  Licensee agrees to pay $1,500 per Sample, which amount shall be due and payable in full within thirty (30) days after Utah receives and accepts a Purchase Order from Licensee.  The Purchase Order shall indicate the number of Samples desired.  If Licensee purchases ten (10) or more Samples in one Purchase Order, Licensee agrees to pay $1,000 per Sample, which amount shall be due and payable in full within thirty (30) days after Utah receives, and accepts said Purchase Order from Licensee.  Utah shall have no obligation to accept any Purchase Order from Licensee.

4.	Confidentiality

4.1	Definition of Confidential Information.
For purposes of this Agreement, “Confidential Information” shall mean and include all information identified in writing as confidential or proprietary, or disclosed orally and identified as confidential or proprietary at the time of disclosure (which designation will be confirmed in writing within thirty (30) calendar days following such disclosure), disclosed by one party (the “Disclosing Party”) to the other party hereto (the “Receiving Party”).  For purposes of this Article 4, Confidential Information shall not include information which, (a) at the time of disclosure is generally available to the public or in the public domain; (b) after disclosure becomes generally available to the public or part of the public domain by publication or otherwise, except by breach of this Agreement by Recipient; (c) Recipient can establish by reasonable proof was in its possession at the time of disclosure by the Disclosing Party; (d) Recipient received from a third party that (i) has the right to disclose such information to Recipient and (ii) does not require such information to be maintained confidential; or (e) is required to be disclosed in compliance with applicable law or regulations or by order of a court or other body of competent jurisdiction, provided that Recipient must give the Disclosing Party prompt notice prior to such disclosure.

4.2	Confidentiality Obligations.
Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose to any other party the Confidential Information of the Disclosing Party during the Term and for a period of five (5) years after the expiration thereof.  The Receiving Party shall take all reasonable precautions to protect the Confidential Information of the Disclosing Party.  Such precautions shall involve at least the same degree of care and precaution that the Receiving Party customarily uses to protect its own confidential or proprietary information.

4.3	Applicability of GRAMA to Utah.
Licensee acknowledges that Utah is subject to the Utah Governmental Records Access and Management Act (“GRAMA”), Section 63-2-101 et seq., Utah Code Ann. (1953), as amended.  Utah shall keep confidential Licensee’s Confidential Information to the extent allowable under GRAMA and as provided in Section 53B-16-301 et seq., Utah Code Ann.  In order to be eligible for such protection under GRAMA, Licensee’s Confidential Information disclosed to Utah must be in written or other tangible form, marked as proprietary, and accompanied by a written claim by Licensee stating the reasons that such information must be kept confidential.

The University of Utah
Licensee:
U#: 5155

5.	Payment

All dollar amounts referred to in this Agreement are expressed in United States dollars without deductions for taxes, assessments, fees, or charges of any kind. Payment will reference University of Utah case number U-5155.  All payments to Utah will be made in U.S. dollars by check payable to “The University of Utah Research Foundation” and sent to:

University of Utah
c/o Technology Commercialization Office
Attn:  Accounts Receivable
615 Arapeen Drive, Suite 310
Salt Lake City, UT 84108

6.	Term and Termination

6.1	Termination at End of Term.
This Agreement shall automatically terminate on the expiration of the Term, unless sooner terminated as provided in this Article 6.

6.2	Termination by Licensee.
Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days prior written notice to Utah.

6.3	Termination by Utah.
Utah, at its option, may immediately terminate this Agreement, upon delivery of written notice to Licensee of Utah’s election to terminate, if any of the following occur:

a.	Licensee shall cease to carry on its business; or

b.	Upon any material breach of this Agreement by Licensee, if Licensee fails to cure the breach within thirty (30) days after receipt of a written notice of the breach.

6.4	Effect of Termination.
Nothing herein shall be construed to release either party from any obligation that matured prior to the termination of this Agreement.  Articles 4, 8, 9, 10, 11, 13, and 15 shall survive the termination of this Agreement.

7.	Export Compliance

Licensee acknowledges that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further acknowledges that the U.S. export laws and regulations include (but are not limited to): (1)  ITAR and EAR product/service/data-specific requirements; (2) ITAR and EAR ultimate destination-specific requirements; (3) ITAR and EAR end user-specific requirements; (4) ITAR and EAR end use-specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Licensee will comply with all applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Transferred Tangible Property (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Transferred Tangible Property (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations.

The University of Utah
Licensee:
U#: 5155

8.	Disclaimer of any Representations and Warranties

EXCEPT AS PROVIDED IN EXHIBIT A, LICENSEE ACKNOWLEDGES AND AGREES THAT UTAH MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED TANGIBLE PROPERTY INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY OTHER PARTY.

9.	Limit of Liability

IN NO EVENT WILL UTAH BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSFERRED TANGIBLE PROPERTY, REGARDLESS OF WHETHER UTAH KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. UTAH’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNTS PAID BY LICENSEE TO UTAH UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS WILL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), OR ANY OTHER GROUNDS.

10.	Indemnification

Licensee agrees to indemnify, defend and hold harmless Utah, its officers, employees, and agents from and against any losses, claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, arising out of, or resulting from, the exercise or practice of the license granted hereunder, or other use of the Transferred Tangible Property, by Licensee, any Affiliate, or their respective officers, employees, agents, or other representatives.

11.	Assignment

Neither this Agreement nor any right or obligation of Licensee or any Affiliate may be assigned, pledged or encumbered by Licensee or such Affiliate, whether voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of Utah, which consent may be withheld for any reason.

The University of Utah
Licensee:
U#: 5155

12.	Use of Name

Licensee shall not use the names or trademarks of Utah, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from Utah, in each case.

13.	Notices

Any notice or other communication of the parties required or permitted to be given or made under this Agreement will be in writing and be deemed effective when sent to the address set forth below by certified or registered mail, postage prepaid, return receipt requested or by internationally recognized overnight courier. Notices required under this Agreement may not be delivered via e-mail.

In the case of Utah to:

University of Utah
c/o Technology Commercialization Office
Attn: James Thompson
615 Arapeen Drive, Suite 310
Salt Lake City, UT 84108
Phone: 801-213-3564
Fax: 801-581-7538
E-mail:   james.thompson@tco.utah.edu

or in the case of Licensee to:

Stem Cell Assurance
Attn: Francisco Silva
555 Heritage Drive, Suite 130
Jupiter, Florida 33458
Phone: (561) 904-6070
Fax: (561) 429-5684
E-mail: fj74582@gmail.com

14.	General Provisions

14.1	Binding Effect
This Agreement is binding upon the parties hereto, their respective executors, administrators, heirs, successors and permitted assigns.

14.2	Construction of Agreement
Headings are included for convenience only and will not be used to construe this Agreement. The parties acknowledge and agree that both parties participated in negotiating the provisions of this Agreement; therefore, both parties agree that this Agreement shall not be construed more favorably toward one party than the other party, regardless of which party primarily drafted the Agreement.

14.3	Enforcement
In the event either party commences any proceeding against the other party with respect to this Agreement, the prevailing party (as determined by the authority before whom such proceeding is commenced) will be entitled to recover reasonable attorneys’ fees and costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

The University of Utah
Licensee:
U#: 5155

14.4	Compliance with Laws
Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

14.5	Governing Law
This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any choice of law principles.

14.6	Modification
Any modification of or amendment to this Agreement will be effective only if it is in writing and signed by duly authorized representatives of all parties hereto.

14.7	Severability
If any part of this Agreement is for any reason found to be unenforceable, invalid, or void, all other parts will remain enforceable.

14.8	Third Party Beneficiaries
Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the parties and their successors and permitted assigns.

14.9	Waiver
Neither party will be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such party.

14.10	Entire Agreement
This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

University of Utah, a body politic and corporate of the State of Utah /s/ Thomas Parks Name: Thomas N. Parks Title: Vice Pres. for Research Date: 8/22/11	BioRestorative Therapies, a Nevada Corporation /s/ Mark Weinreb Name: Mark Weinreb Title: CEO Date: 8/16/11
University of Utah Research Foundation, a Utah non-profit corporation /s/ Thomas Parks Name: Thomas N. Parks Title: President Date: 8/22/11

The University of Utah
Licensee:
U#: 5155

“Exhibit A”

Tangible Property:

Discarded adipose tissue from surgical operations (approximately a 2”x2” tissue section).  Transferred Tangible Property upon delivery must not be known to be Contaminated which would render such Transferred Tangible Property unusable for research and development, in addition Licensee will not accept any  Transferred Tangible Property that is known to be Contaminated with any human pathogens (“Contamination” shall be defined as possessing human or other pathogens rendering Transferred Tangible Property unusable for research and development).  If it is found that Transferred Tangible Property is Contaminated, Licensee is entitled to receive replacement Transferred Tangible Property at no cost.  Licensee must notify Utah within 5 working days of receipt if Transferred Tangible Property is Contaminated.  If Transferred Tangible Property is deemed to be Contaminated Utah, at its discretion, may test and/or review Licensee’s data on said Transferred Tangible Property.  If Utah’s testing shows Transferred Tangible Property is NOT Contaminated and upon written consent of Licensee and Utah, a third party (agreed upon by both Licensee and Utah) will be contracted to test Transferred Tangible Property for Contamination.  If the third party testing confirms Transferred Tangible Property is Contaminated Utah shall pay the direct costs associated with the third party testing and will replace Transferred Tangible Property at no cost to Licensee however Utah’s liability to Licensee is limited only to replacement of Transferred Tangible Property.  If the third party testing shows Transferred Tangible Property is NOT Contaminated Utah shall not be obligated to provide additional Transferred Tangible Property at no cost and Licensee shall pay the direct costs associated with the third party testing of the Transferred Tangible Property in question.

The University of Utah
Licensee:
U#: 5155